Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-46454 and 333-138219) on Form S-8 of TTM Technologies, Inc. of our report dated March 15, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows of TTM Technologies, Inc. for the year ended December 31, 2010, which report appears in the December 31, 2012 Annual Report on Form 10-K of TTM Technologies, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

March 1, 2013